Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 Nos. 333-138475; 333-170966; 333-192970) of Hercules Offshore, Inc. and in the related Prospectus,

2)	Registration Statement (Form S-8 Nos. 333-129344, 333-134135, 333-149289, 333-176441) pertaining to the 2004 Long-Term Incentive Plan of Hercules Offshore, Inc., and
3)	Registration Statement (Form S-8 No. 333-196138) pertaining to the 2014 Long-Term Incentive Plan of Hercules Offshore, Inc.;
of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Hercules Offshore, Inc. and the effectiveness of internal control over financial reporting of Hercules Offshore, Inc., included in this Annual Report (Form 10-K) of Hercules Offshore, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Houston, Texas
March 2, 2015